Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 11:35 PM 07/19/2005 FILED 11:30 PM 07/19/2005 SRV 050597258 — 3899567 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MID-WESTERN AIRCRAFT SYSTEMS, INC.
     The undersigned, an officer of Mid-Western Aircraft Systems, Inc. (the “Corporation”, in order to amend the Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

FIRST:	The name of the Corporation is Mid-Western Aircraft Systems. Inc.

SECOND:	The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 20, 2004.

THIRD:	The Certificate of Incorporation is hereby amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph:

“1. The name of the corporation is Spirit AeroSystems, Inc. (the “Corporation”).”

FOURTH:	The amendment of the Certificate of Incorporation set forth herein has been duly adopted by the Board of Directors pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”) and written consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.
Dated: July 19, 2005

/s/ Jeffrey L. Turner
Name:	Jeffrey L. Turner
Title:	President and Chief Executive Officer